Exhibit 99.01

CEDAR KNOLLS, N.J., Feb. 14, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that its CEO David Cunic, as well as Pazoo Experts Diane Lang, Pete Risano, and Laura Miranda, are once again in the news for their various contributions to health and wellness.

Pazoo Pet Care Expert Pete Risano is the President of Pet Life, the largest independent chain of Pet stores in New England.  He is featured in this month's cover story of Pet Business entitled "The Strong Survive" where he discusses growing his business in this tough economic time.  Please click on the following link to view the article:

http://www.petbusiness.com/articles/2013-02-01/The-Strong-Survive

Before becoming President of Pet Life, Pete spent 17 years at New Jersey Pets and oversaw its merger with Petco in 2005.  To learn more about Pete and the services he offers, visit www.pazoo.com/experts or www.petlifestores.com

Pazoo Fitness and Physical Therapy Expert Laura Miranda was featured in the Metro Newspaper article entitled "Stand Up For Your Health". The statistics are shocking when it comes to how many hours you sit versus how many you stand and the impact it is having on your health. Please click on the following link to view the article:

http://www.metro.us/boston/news/international/2013/01/29/why-you-need-to-stand-up-for-your-health/

In addition to writing, Laura conducts boot camps, running camps, personal training and additional Healthy Woman Programs. To learn more about Laura and the services she offers, visit www.pazoo.com/experts or www.stronghealthywoman.com

Pazoo Psychology Expert Diane Lang was recently featured in an interview on Community Affair on Rowan Radio 89.7 WGLS FM. Diane spoke about her 12 Step Formula to accomplishing any goal you may have to increase your health and wellness in 2013.  Please click on the following link to listen to the interview:

http://www.rowan.edu/today/data/cast/CA20130204.mp3

Diane is an author, psychologist, counselor, and a positive living expert.  To learn more about Diane and services she offers, visit www.pazoo.com/experts or www.dlcounseling.com

Lastly, Pazoo CEO David Cunic has been asked to write a monthly column on health related issues in the Morris County New Jersey Chamber of Commerce Magazine, Business Edge. Business Edge magazine is mailed out to over 1000 Chamber of Commerce Members and is inserted in over 21,000 Star Ledger Newspapers every single month.  David said, "this is a wonderful opportunity to share Pazoo's health and wellness knowledge and expertise with a whole new regional audience. The Chamber of Commerce has provided me with a unique opportunity to empower others with knowledge about health related issues and I am very excited to be a part of Business Edge".

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM